Exhibit 99.1

Medical Properties Trust, Inc. Announces More Than $1 Billion in New Real Estate Investments

MPT to Acquire 40 Rehabilitation Hospitals in Germany for $900 Million

Approximately $155 Million in Additional Transactions, including $74 Million in U.S. Investments

Expected to be Accretive to Normalized FFO by $0.09 – $0.12 Per Share

BIRMINGHAM, Ala.—(BUSINESS WIRE)—Oct. 20, 2014—Medical Properties Trust, Inc. (the “Company” or “MPT”) (NYSE: MPW) today announced that it has entered into definitive agreements pursuant to which it will acquire and lease back substantially all of the real estate assets of privately-held MEDIAN Kliniken Group (“MEDIAN”), the largest private provider of post-acute and acute rehabilitation services in Germany. The aggregate purchase price for the real estate assets is expected to be approximately €705 million, or $900 million based on current exchange rates.

“This transaction further demonstrates MPT’s success in leveraging its deep understanding of the healthcare markets and continues its track record of completing highly accretive investments across diverse geographies,” said Edward K. Aldag, Jr., Chairman, President and CEO of Medical Properties Trust. “This is an important transaction because it significantly increases our asset base to approximately $4.5 billion, and builds on our recent entry into the attractive Western European market. The acquisition of the MEDIAN real estate is a very compelling and unique opportunity for MPT and is fully aligned with our strategy to diversify our market-leading hospital portfolio across geography, operator and facility type.”

Under the terms of the sale/leaseback agreement, MPT will acquire from and leaseback to MEDIAN the real estate assets of 38 rehabilitation and 2 acute care hospitals throughout Germany pursuant to a 27 year master lease that provides an initial lease rate well within MPT’s 8.0% to 11.0% target range, with annual escalators at the greater of one percent or 70% of German CPI. Aggregate earnings before interest, taxes, depreciation, amortization and rent for the 40 hospitals are also expected to approximate MPT’s historical underwriting targets for post-acute hospitals.

In addition to the MEDIAN acquisitions, MPT also announced today approximately $155 million in recent, previously undisclosed commitments and investments. These hospital assets include three acute facilities in the United States (located in Alabama, Texas and West Virginia) with an aggregate value of approximately $74 million and three additional German rehabilitation hospitals with an aggregate value of approximately $81 million (based on agreed pricing of €64 million) to be leased to RHM Kliniken, a current tenant of the Company’s assets in Germany, and owned by affiliates of Waterland Private Equity, the expected future majority owner of MEDIAN. With these transactions, MPT has committed to investments totaling approximately $1.4 billion year-to-date, the highest amount of investments the Company has made in a single year in its history.

Consistent with MPT’s standard agreements, the new U.S. hospital facilities, as well as those included in the new commitment with RHM Kliniken, will be leased back to the operators under long-term net leases with a weighted average initial cash lease rate of approximately 9.3% and consumer price index-based escalators.

MPT expects to consummate the MEDIAN transaction through a two-step process. In the first step, an affiliate of Netherlands-based Waterland Private Equity will acquire a 94.9% equity interest in MEDIAN. MPT will acquire the remaining 5.1% stake and will provide loans to Waterland and MEDIAN for up to the €705 million purchase price of the sale/leaseback real estate. In step two the loans will be offset against the purchase prices of each real estate acquisition. Closing of the sale/leaseback transactions is conditioned on the acquisition of MEDIAN’s equity in step one, which is subject to approval by the German merger control authorities. The closing of each hospital sale/leaseback transaction is also subject to, among other things, the rights of local governments to pre-emptively acquire the real estate instead of MPT. The transactions are expected to be completed during the first quarter of 2015.

MPT has amended its credit facility to increase the aggregate commitment to $1.15 billion (and provide a new additional $400 million accordion feature), and amend certain other provisions to ensure that MPT’s purchase obligations may be fully funded under the credit facility; the Company also has commitments for a new $225 million one-year senior unsecured term loan. MPT intends to refinance the MEDIAN transaction as market conditions warrant with a combination of new secured or unsecured debt and equity.

Benefits of the Transactions

•	Accretive to normalized FFO. Based on MPT’s recent share price, estimated interest costs of 3.5% and 5.0% for secured and unsecured long-term debt, respectively, and maintenance of MPT’s target leverage of approximately 45% of total assets, the transactions are expected to be accretive to normalized FFO by between $0.09 and $0.12 per share, or by between 8.0% and 11.0% for the 12 months following the completion of permanent financing, taking MPT’s normalized FFO run rate to $1.19 to $1.26 per share. MPT’s previous run rate estimate was $1.10 to $1.14 per share.

•	Expands MPT’s global scale. The transactions will significantly expand MPT’s asset base by approximately 30 percent to $4.5 billion, grow the total number of properties in its portfolio by approximately 39 percent to 165 and increase its number of beds by approximately 98 percent to nearly 20,000.

•	Impact on long term cost of capital. MPT believes that its enhanced scale has the potential to lower its cost of capital and further enhance shareholder value. Compared to similar measures taken in March 2012 when the Company’s credit ratings were last adjusted, assets will have increased by $2.3 billion (150 percent) and market capitalization has increased by approximately $1 billion (84 percent). In addition, the dividend payout ratio has continued to improve from more than 100% to between approximately 66% and 71%, substantially better than the Company’s target range of 75% to 80%.

•	Builds on MPT’s strategy to increase diversification, scale and presence in international markets. MPT remains committed to executing its stated strategy to leverage its U.S. hospital expertise to diversify its portfolio and enhance its scale and presence in Western Europe. On a pro forma basis, MEDIAN will represent approximately 20 percent of the pro forma portfolio. Following the close of the transactions, MPT’s largest facility will represent just 2.6% of the Company’s pro forma portfolio.

•	Further increases MPT’s exposure to favorable market trends in Western Europe. As one of the strongest global economies, with low unemployment rates and universal healthcare coverage and payment policies, MPT believes Germany remains a dynamic market in which to invest. The public and private sectors are making considerable investments in the healthcare industry in Germany, and MPT expects to realize significant value and long-term stability through its increased exposure in the region. On a pro forma basis, approximately 28 percent of MPT’s portfolio, or a total of 55 facilities, will be located in Western Europe.

•	German transactions allow MPT to further leverage its operating infrastructure and access a built-in acquisition pipeline. As a well-capitalized operator with extensive expertise in healthcare markets and German hospitals, MPT will be able to leverage its corporate infrastructure to seamlessly integrate and manage new investment opportunities. The transactions also expand MPT’s platform in the attractive German market which provides a competitive advantage in pursuing highly selective European acquisition opportunities.

Mr. Aldag concluded, “As we increase our exposure to the positive European market dynamics, we will also maintain our core investment focus on the United States. With our pioneering and industry-leading investment track record, we believe MPT is uniquely well-positioned to take advantage of abundant opportunities both in the U.S. and abroad. We will continue to extend our leadership in the U.S. market and build upon our new track record in Western Europe by selectively pursuing the most attractive opportunities with the goal of leveraging our strong investment capabilities for the benefit of our shareholders.”

MPT will host a conference call to discuss its third quarter financial results and the aforementioned transactions in further detail on Thursday, October 30, 2014.

About Medical Properties Trust, Inc.

Medical Properties Trust, Inc. is a Birmingham, Alabama based self-advised real estate investment trust formed to capitalize on the changing trends in healthcare delivery by acquiring and developing net-leased healthcare facilities. MPT’s financing model allows hospitals and other healthcare facilities to unlock the value of their underlying real estate in order to fund facility improvements, technology upgrades, staff additions and new construction. Facilities include acute care hospitals, inpatient rehabilitation hospitals, long-term acute care hospitals, and other medical and surgical facilities. For more information, please visit the Company’s website at www.medicalpropertiestrust.com.

The statements in this press release that are forward looking are based on current expectations and actual results or future events may differ materially. Words such as “expects,” “believes,” “anticipates,” “intends,” “will,” “should” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company or future events to differ materially from those expressed in or underlying such forward-looking statements, including without limitation: the satisfaction of all conditions to, and the timely closing (if at all) of, the Median acquisition and sale-leaseback transactions described herein; the Company’s financing of the transactions described herein; the capacity of the Company’s tenants to meet the terms of their agreements; Normalized FFO per share; expected payout ratio, the amount of acquisitions of healthcare real estate, if any; capital markets conditions, the repayment of debt arrangements; statements concerning the additional income to the Company as a result of ownership interests in certain hospital operations and the timing of such income; the payment of future dividends, if any; national and international economic, business, real estate and other market conditions; the competitive environment in which the Company operates; the execution of the Company’s business plan; the Company’s ability to maintain its status as a REIT for federal income tax purposes; acquisition and development risks; potential environmental and other liabilities; and other factors affecting the real estate industry generally or healthcare real estate in particular. For further discussion of the factors that could affect outcomes, please refer to the “Risk factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and as updated by the Company’s subsequently filed Quarterly Reports on Form 10-Q and other SEC filings. Except as otherwise required by the federal securities laws, the Company undertakes no obligation to update the information in this press release.

Contacts

Medical Properties Trust, Inc.

Tim Berryman, 205-397-8589

Director – Investor Relations

tberryman@medicalpropertiestrust.com